                                                                    EXHIBIT 99.5




                  AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT


                                       OF


                       TELEPORT COMMUNICATIONS GROUP INC.




                                 June 26, 1996

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----

SECTION 1        DEFINITIONS AND OTHER GENERAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 1.2  Cross References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 1.3  Terms Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 1.4  Voting; Written Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SECTION 2        BOARD OF DIRECTORS AND STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 2.1  Composition of the Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 2.2  Removal of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 2.3  Vacancies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 2.4  Conflicting Charter or By-law Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 3        TRANSFERS AND CONVERSIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.1  Restrictions on Transfer and Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.2  Legend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.3  Exceptions to Restrictions on Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.4  Conversion of Class B Common Stock to Class A Common Stock; Right of First Offer  . . . . . . .  13
                 3.5  Right of First Refusal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 3.6  Pre-IPO Right of First Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 3.7  Terms and Conditions of Sales Pursuant to Sections 3.4, 3.5 and 3.6 . . . . . . . . . . . . . .  26
                 3.8  Transferee Consenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 3.9  Continental Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 3.10 Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 4        REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 4.1  Demand Registrations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 4.2  Lockup Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 4.3  Registration Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 4.4  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 4.5  Preparation of Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 4.6  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 5        ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 5.1  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 5.2  Issuance of Additional Class B Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                 5.3  Voting on Scope of Business Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

SECTION 6        MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 6.1  Expiration and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 6.2  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 6.3  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 6.4  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 6.5  Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 6.6  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 6.7  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 6.8  Consent to Jurisdiction; Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 6.9  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 6.10 Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                  AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT


                 THIS AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT is made as of June 26, 1996, by and among TELEPORT COMMUNICATIONS GROUP INC., a Delaware corporation (the "Company"), and the other parties listed on the signature page hereof.


                                   RECITALS:

                 The parties hereto other than the Company own all of the issued and outstanding shares of Class B Common Stock of the Company. The parties desire to set forth herein their agreement concerning the ownership of the Common Stock of the Company and such other matters as are set forth herein.

                                  AGREEMENTS:

                 In consideration of the foregoing and of the promises and covenants contained in this Agreement, the parties agree as follows:

SECTION 1               DEFINITIONS AND OTHER GENERAL MATTERS


                 1.1 Definitions. The following terms shall be used in this Agreement with the meanings set forth in this Section 1.1:

                 "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediates controls, is controlled by or is under common control with the first specified Person. For purposes of this Agreement, neither the Company, nor any Person controlled by the Company, shall be deemed to be an Affiliate of a Consenting Stockholder.

                 "Agreement" means this Amended and Restated Stockholders' Agreement, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

                 "Board" means the Board of Directors of the Company.

                 "Business Day" means any day (other than a day which is a Saturday or Sunday) on which banks are permitted to be open for business in the City of New York.

                 "CEO" means the officer elected by the Board as the chief executive officer of the Company. Robert Annunziata is currently the CEO.

                 "Certificate of Incorporation" means, as of any date, the Amended and Restated Certificate of Incorporation of the Company as in effect on such date.

                 "Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of the Company.

                 "Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of the Company.

                 "Common Stock" means the Class A Common Stock and the Class B Common Stock.

                 "Consenting Stockholder" means any owner of shares of Class B Common Stock that is a party to this Agreement or becomes a party to this Agreement pursuant to Section 3.3, Section 3.5(c) or Section 3.8(b).

                 "Continental" means Continental Teleport, Inc., a Delaware corporation, and any permitted transferee of Continental that becomes a party to this Agreement pursuant to Section 3.3 or Section 3.5(c), including the Continental Trust.

                 "Continental Merger" means the merger of Continental's Parent into U S West, Inc. as contemplated by the Continental Merger Agreement.

                 "Continental Merger Agreement" means the Agreement and Plan of Merger dated as of February 27, 1996, with respect to the merger of Continental's Parent into U S West, Inc., as the same may be amended from time to time.

                 "Continental Trust" means any trust that is formed in order to comply with any regulatory requirement imposed as a result of the U S West Transaction for the sole purpose of holding and disposing of Continental's interest in the Company and of which Continental is the sole beneficiary.

                 "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of equity interests or voting securities, by contract or otherwise.

                 "Controlled Affiliate," with respect to any Person as of any relevant date, means the Parent of such Person and each Subsidiary of such Parent.

                 "Designating Stockholder" means, as of any date, a Consenting Stockholder that is included in a Consenting Stockholder Group that has, pursuant to Section 2.1(b)(i), Section 2.1(b)(iv) or Section 2.3, designated an Agreed Nominee who has been elected to and is then serving on the Board.

                 "Indirect Transfer" means a transfer of common stock or other equity interests of a Consenting Stockholder or of a Person (other than the Parent of such Consenting Stockholder) of which such Consenting Stockholder is a direct or indirect Subsidiary to any Person after giving effect to which such Consenting Stockholder is no longer a Subsidiary of the Person that was its Parent prior to such transfer.

                 "Local Joint Venture" means a partnership, joint venture or other Person created to conduct and operate local telecommunications systems in a local market and in which the Company has a direct or indirect equity interest which in the aggregate does not exceed 50% of the equity interests of such partnership, joint venture or other Person.

                 "Market Price" means, with respect to any share of Class B Common Stock as of any date, the average for the twenty full Trading Days preceding such date of (i) the last reported sales prices, regular way, as reported on the principal national securities exchange on which the Class A Common Stock is listed or admitted for trading or (ii) if the Class A Common Stock is not listed or admitted for trading on any national securities exchange, the last reported sales prices, regular way, as reported on the Nasdaq National Market or, if the Class A Common Stock is not listed on the Nasdaq National Market, the average of the highest bid and lowest asked prices on each such Trading Day as reported on the Nasdaq Stock Market, or (iii) if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the Nasdaq National Market or the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on each such Trading Day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. For purposes of this definition, a "Trading Day" means a day on which the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading, or the Nasdaq National Market or the Nasdaq Stock Market, as applicable, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the Nasdaq National Market or the Nasdaq Stock Market, any Business Day.

                 "Parent," with respect to any Person as of any relevant date, means such Person if it is its own ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as in effect on the date hereof) or if it has no ultimate parent entity that is a corporation or partnership; otherwise, "Parent" means such ultimate corporate or partnership parent entity of such Person; provided, however, that, with respect to Comcast Teleport, Inc., so long as Comcast Teleport, Inc. is a Subsidiary of Comcast Corporation, "Parent" means Comcast Corporation.

                 "Person" means any individual, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association, or any other legal entity.

                 "Public Offering" means an offering of Class A Common Stock in compliance with Section 5 of the Securities Act pursuant to a registration statement on a form applicable to the sale of securities to the general public.

                 "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

                 "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                 "Subsidiary" of any Parent means a Person (a) more than fifty percent of the voting power of the outstanding shares or securities of which (representing the right to vote for the election of directors or other managing authority) are owned or controlled, directly or indirectly through one or more Subsidiaries, by such Parent or (b) which does not have outstanding shares or securities, but more than fifty percent of the ownership interests of which representing the right to make the decisions for such Person are owned or controlled, directly or indirectly through one or more Subsidiaries, by such Parent; provided, however, that in each case, such Person shall be deemed to be a Subsidiary of such Parent only for so long as such ownership or control exists.

                 "Supplemental Agreement" means the Supplemental Agreement, dated as of the date hereof, among the parties to this Agreement.

                 "U S West Transaction" means the Continental Merger or any other transaction upon the consummation of which Continental would be acquired by or become a Subsidiary of U S West, Inc.

                 1.2 Cross References. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

 Term                                                        Section
 ----                                                        -------
 Adjusted Class B Percentage                                 Section 2.1(b)(i)

 Agreed Nominee                                              Section 2.1(b)

 Allocable First Offer Shares                                Section 3.4(a)(ii)

 Company Indemnified Parties                                 Section 4.6(a)

 Company Notice                                              Section 4.1(a)

 Term                                                        Section
 ----                                                        -------
 Consenting Stockholder Group                                Section 2.1(b)

 Converting Stockholder                                      Section 3.4(a)

 Demand Notice                                               Section 4.1(a)

 Demand Registrations                                        Section 4.1(a)

 Electing Stockholder                                        Section 3.4(a)(i)

 Eligible Holder                                             Section 4.1(a)

 Excess Shares                                               Section 3.7(a)

 Excess Shares Stockholder                                   Section 3.7(a)

 First Appraiser                                             Section 3.5(d)(i)

 First Offer Electing Stockholder                            Section 3.4(a)(i)

 First Offer Notice of Sale                                  Section 3.4(a)

 First Offer Shares                                          Section 3.4(a)

 First Refusal Electing Stockholder                          Section 3.5(a)(i)

 First Refusal Notice of Sale                                Section 3.5(a)

 First Refusal Shares                                        Section 3.5(a)

 First Refusal Stockholders                                  Section 3.5(a)

 Free-to-Convert Date                                        Section 3.4(b)

 Free-to-Convert Shares                                      Section 3.4(b)

 Independent Director                                        Section 2.1(b)(iii)

 Maximum Amount                                              Section 4.1(f)

 Minimum Condition                                           Section 4.1(a)

 Notices of Sale                                             Section 3.6(a)

 Offered Shares                                              Section 3.6(a)

 Pre-IPO Electing Stockholder                                Section 3.6(a)(i)

 Pre-IPO Notice of Sale                                      Section 3.6(a)

 Term                                                        Section
 ----                                                        -------
 Pre-IPO Offered Shares                                      Section 3.6(a)

 Pre-IPO Offeror                                             Section 3.6(a)

 Pre-IPO Period                                              Section 3.6(a)

 Qualifying First Offer Amount                               Section 3.4(a)

 Reorganization Agreement                                    Section 3.3(c)

 Second Appraiser                                            Section 3.5(d)(i)

 Selling Stockholder                                         Section 3.5(a)

 Stockholder Indemnified Parties                             Section 4.6(b)

 Third Appraiser                                             Section 3.5(d)(iii)

 Third Party Offer                                           Section 3.5(a)

 Third Party Offeror                                         Section 3.5(a)


                 1.3 Terms Generally. The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "herein," "hereof," "hereto" and "hereunder" and words of similar import refer to this Agreement in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

                 1.4    Voting; Written Consent.

                        (a) Any agreement by a Consenting Stockholder herein to vote its shares of Common Stock in a certain manner shall be deemed, in each instance, to include an agreement by that Consenting Stockholder to use its best efforts to take all actions necessary to call, or cause the Company and the appropriate officers and directors of the Company to call, as promptly as practicable, a special meeting of stockholders or to act by written consent.

                        (b) When any action is required to be taken by a Consenting Stockholder pursuant to this Agreement, such Consenting Stockholder shall take all steps necessary to implement such action, including executing or causing to be executed, as promptly as practicable, a consent in writing in lieu of an annual or special meeting of the stockholders pursuant to Section 228 of the General Corporation Law of Delaware or any successor statute thereto to effect such stockholder action.

SECTION 2               BOARD OF DIRECTORS AND STOCKHOLDERS

                 2.1    Composition of the Board.

                        (a) The Board shall consist of thirteen directors. Individuals to serve on the Board shall be nominated in accordance with this Agreement and nomination procedures established by the Board, the Company's By-Laws and the rules and regulations of the SEC and the principal stock exchange or association, if any, on which the Common Stock is listed. Directors shall be elected in accordance with the Company's Certificate of Incorporation and By-Laws and the General Corporation Law of Delaware.

                        (b) No Consenting Stockholder shall nominate or vote for any individual to serve as a director of the Company except an individual designated pursuant to the provisions of this Section 2.1(b) or
Section 2.3. A Consenting Stockholder may nominate for election as a director any individual designated by such Consenting Stockholder pursuant to Section 2.1(b)(i),

Section 2.1(b)(iv) or Section 2.3 or any individual designated pursuant to
Section 2.1(b)(ii) if, in any such case, such individual was not duly nominated in connection with such election by the Board or a nominating committee of the Board pursuant to the Company's nomination procedures. Each Consenting Stockholder hereby agrees to vote all shares of Common Stock owned by such Consenting Stockholder to cause the election to the Board of the individuals designated in accordance with this Section 2.1(b) and Section 2.3. For purposes of this Agreement, an individual designated in accordance with this
Section 2.1(b) or Section 2.3 to which the foregoing covenants in this Section 2.1(b) apply is referred to as an "Agreed Nominee." For purposes of this Agreement, each Consenting Stockholder none of the Controlled Affiliates of which is also a Consenting Stockholder and each group of two or more Consenting Stockholders that are Controlled Affiliates of each other shall constitute a "Consenting Stockholder Group."

                               (i)     Subject to Section 2.1(c), each
Consenting Stockholder Group shall have the right to designate a number of Agreed Nominees equal to the largest integer that is less than or equal to its Adjusted Class B Percentage divided by nine percent. A Consenting Stockholder Group's "Adjusted Class B Percentage" equals the number, designated as a percentage, determined by dividing (x) the aggregate number of shares of Class B Common Stock owned by such Consenting Stockholder Group by (y) the aggregate number of shares of Class B Common Stock outstanding (but excluding all shares of Class B Common Stock owned by Continental and its Controlled Affiliates if the Consenting Stockholder Group that includes Continental is not at such time entitled to designate one or more Agreed Nominees pursuant to Section 2.1(c));

                               (ii)     The CEO shall be an Agreed Nominee;

                               (iii)    Two individuals nominated by the
Board or a nominating committee of the Board to be Independent Directors shall be Agreed Nominees if (A) such individuals were nominated by the Board and all individuals then serving on the Board who were Agreed Nominees pursuant to
Section 2.1(b)(i) voted for their nomination or (B) such individuals were nominated by a nominating committee of the Board, the members of the nominating committee included at least one Agreed Nominee previously designated by each Consenting Stockholder Group pursuant to Section 2.1(b)(i) and each member of the nominating committee who was an Agreed Nominee pursuant to Section 2.1(b)(i) voted for their nomination; as used herein, an "Independent Director" means a director who is neither employed by nor affiliated with the Company or any Consenting Stockholder; and

                               (iv)    If the number of Agreed Nominees
designated by the Consenting Stockholder Groups pursuant to Section 2.1(b)(i) and pursuant to any prior application of this Section 2.1(b)(iv) is less than ten, the Consenting Stockholder Group (other than (A) the Consenting Stockholder Group that includes Continental if such Consenting Stockholder Group is not entitled to designate an Agreed Nominee as a result of Section 2.1(c) and (B) a Consenting Stockholder Group that designated an additional Agreed Nominee pursuant to a prior application of this Section 2.1(b)(iv)) that then has the smallest difference between its Adjusted Class B Percentage and the next highest integral multiple of 9% shall designate an additional Agreed Nominee.

                        (c)    After the earlier to occur of a Public
Offering and the consummation of the U S West Transaction, the Consenting Stockholder Group that includes Continental shall only be entitled to designate one or more Agreed Nominees pursuant to Section 2.1(b) if:

                               (i)    no Affiliate of Continental is a local
exchange carrier;

                               (ii)    the Company shall have received an
opinion from a law firm reasonably acceptable to the Consenting Stockholders (other than Continental) to the effect that such Consenting Stockholder Group's designation of an Agreed Nominee and such person's serving as a director of the Company would not violate any law, rule or regulation or any order, award or decree of any governmental body or administrative authority, including the Department of Justice; and

                               (iii)    a majority of the Board (excluding
any director of the Company who was an Agreed Nominee designated by the Consenting Stockholder Group that includes Continental) approves such Consenting Stockholder Group's designation of one or more Agreed Nominees in accordance with the provisions of Section 2.1(b).

                        (d) The Consenting Stockholder Groups shall initially designate Agreed Nominees and the Consenting Stockholders shall cause such Agreed Nominees to be elected as directors promptly following the date hereof to serve until the next annual meeting of the stockholders of the Company. Thereafter, the Consenting Stockholder Groups shall designate Agreed Nominees prior to each annual meeting of the stockholders of the Company in a manner that is consistent with the Company's nomination procedures and the rules and regulations of the SEC and the principal stock exchange or association, if any, on which the Common Stock is listed.

                 2.2    Removal of Directors.

                        (a) Each Consenting Stockholder shall vote all shares of Common Stock owned by it for the removal (with or without cause) of any director who was an Agreed Nominee designated by a Consenting Stockholder Group pursuant to Section 2.1(b)(i), Section 2.1(b)(iv) or Section 2.3(c) if the Consenting Stockholder Group that so designated such Agreed Nominee (i) requests such removal by notice to the other Consenting Stockholders, (ii) ceases to hold a number of shares of Class B Common Stock that entitle such Consenting Stockholder Group to designate the number of Agreed Nominees previously designated by such Consenting Stockholder Group pursuant to Section 2.1(b) (except that, upon any such reduction in its ownership of shares of Class B Common Stock, such Consenting Stockholder Group shall be entitled to identify a number of such directors who shall not be removed pursuant to this clause (ii) equal to the number of Agreed Nominees that such Consenting Stockholder is then entitled to designate pursuant to Section 2.1(b)(i) and
Section 2.1(b)(iv)), or (iii) is no longer entitled to designate any Agreed Nominees pursuant to Section 2.1(c).

                        (b) Each Consenting Stockholder shall vote all shares of Common Stock owned by it for the removal of an individual designated as an Agreed Nominee pursuant to Section 2.1(b)(ii) and thereafter elected as a director if such individual ceases to serve as CEO for any reason.

                        (c) An Independent Director may be removed in accordance with the Company's Certificate of Incorporation and By-laws.

                 2.3 Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise there shall exist or occur any vacancies on the Board, individuals to fill such vacancies shall be nominated and elected in the manner provided in this Agreement and in the Company's Certificate of Incorporation and By-laws. Agreed Nominees with respect to an election to fill any such vacancies shall be designated as follows:

                        (a) in the case of the CEO, the successor CEO shall be an Agreed Nominee;

                        (b) in the case of an Independent Director, an individual nominated in the manner described in Section 2.1(b)(iii); and

                        (c)    in all other cases, by the Consenting
Stockholder Group or Consenting Stockholder Groups that, under Section 2.1, are then entitled to designate a greater number of Agreed Nominees than the number of directors currently sitting on the Board who are Agreed Nominees designated by such Consenting Stockholder Group (by each such Consenting Stockholder Group according to the number of additional Agreed Nominees that each such Consenting Stockholder Group is so entitled to designate).

                 2.4 Conflicting Charter or By-law Provisions. Each Consenting Stockholder shall vote its shares of Common Stock, and shall take all other actions necessary, to ensure that the Company's Certificate of Incorporation and By-laws facilitate and do not at any time conflict with the provisions of this Agreement.

SECTION 3               TRANSFERS AND CONVERSIONS

                 3.1    Restrictions on Transfer and Conversion.

                        (a) A Consenting Stockholder shall not offer, sell, transfer, assign, grant a participation in or option with respect to, pledge, encumber or otherwise dispose of, or convert to Class A Common Stock, any of its shares of Class B Common Stock except in a transaction that is expressly permitted by Section 3.3 or in compliance with
Section 3.4, 3.5 or 3.6, as applicable. Any attempt to sell, transfer, assign, grant a participation in or option with respect to, pledge, encumber or otherwise dispose of, or convert to Class A Common Stock, any shares of Class B Common Stock in a manner that does not comply with this Agreement shall be ineffective.

                        (b) Except as expressly permitted or required by this Agreement, (i) each Consenting Stockholder shall be the record and beneficial owner of such shares of Class B Common Stock indicated in the Company's records as being owned by such Consenting Stockholder, in each case free and clear of any pledge, lien, security interest, charge, claim, equity, option or encumbrance of any kind, and (ii) no Consenting Stockholder shall enter into any agreement or arrangement with respect to the exercise of its rights to designate Agreed Nominees or to request the removal of a director pursuant to this Agreement (other than an agreement or arrangement solely among Consenting Stockholders that are included in the same Consenting Stockholder Group); provided, however, that the foregoing shall not be construed to limit the ability of a Consenting Stockholder to enter into agreements with respect to the voting of its shares of Common Stock pending a sale of such stock permitted by Section 3.1(a) or to enter into agreements not inconsistent with this Agreement that restrict such Consenting Stockholder's ability to transfer shares of Class B Common Stock.

                        (c) Each Consenting Stockholder agrees that no Indirect Transfer shall occur with respect to such Consenting Stockholder except for:

                                (i)    an Indirect Transfer in connection
with the sale or other disposition to the transferee or its Controlled Affiliate (including by merger, consolidation or share exchange) of (A) all or substantially all of the assets of the Parent of such Consenting Stockholder or
(B) assets owned or controlled directly or indirectly by such Parent if the aggregate value of the Class B Common Stock then owned by such Consenting Stockholder represents less than thirty-five percent of the aggregate value of the assets (including the stock of such Consenting Stockholder) being disposed of; or

                                (ii)    an Indirect Transfer permitted by
Section 3.5.

                        (d) The Company agrees not to record any transfer or conversion of Class B Common Stock by any Consenting Stockholder in the stock transfer books of the Company unless the transfer complies with all provisions of this Agreement.

                 3.2 Legend. Each certificate evidencing outstanding shares of Class B Common Stock held by a Consenting Stockholder shall bear the following legend:

                 THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO, AND TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF AN AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT, DATED AS OF JUNE 26, 1996, AS AMENDED, AMONG TELEPORT COMMUNICATIONS GROUP INC. AND CERTAIN STOCKHOLDERS THEREOF. A COPY OF THIS AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF TELEPORT COMMUNICATIONS GROUP INC. AT TWO TELEPORT DRIVE, STATEN ISLAND, NEW YORK 10311-1011.

All certificates evidencing shares of Class B Common Stock hereafter issued by the Company to a Consenting Stockholder shall bear the legend set forth above. Upon termination of this Agreement and surrender to the Company for such purpose of any certificates bearing the legend set forth above, the Company shall reissue such certificates to the owner thereof without such legend.

                 3.3 Exceptions to Restrictions on Transfers. The restrictions contained in Sections 3.1, 3.4, 3.5 and 3.6 shall not apply to the following (provided such transfers comply with applicable law):

                        (a) a transfer by a Consenting Stockholder to its Parent or to any Subsidiary of its Parent of shares of Class B Common Stock if the transferee assumes the obligations of the transferor under this Agreement with respect to such shares and becomes a party to this Agreement;

                        (b) a transfer by Continental to the Continental Trust of shares of Class B Common Stock if the Continental Trust assumes the obligations of Continental under this Agreement with respect to such shares and becomes a party to this Agreement;

                        (c) a sale by Continental of shares of Class B Common Stock to the Company pursuant to Section 6 of the Reorganization Agreement dated as of April 18, 1996, among the Company, Cox Communications, Inc., TCI Communications, Inc., Comcast Corporation and Continental Cablevision, Inc. (the "Reorganization Agreement"); or

                        (d) a transfer by TCI Teleport, Inc. of shares of Class B Common Stock to the Company pursuant to Section 3.4 of the Reorganization Agreement.

                 3.4 Conversion of Class B Common Stock to Class A Common Stock; Right of First Offer.

                        (a)    Except as expressly permitted pursuant to
Section 3.5(c) or Section 3.6, no Consenting Stockholder shall convert any shares of Class B Common Stock to Class A Common Stock prior to the consummation of the Company's initial Public Offering. After the consummation of the Company's initial Public Offering, if a Consenting Stockholder (a "Converting Stockholder") desires to convert all or any portion of its shares of Class B Common Stock to Class A Common Stock, it shall first deliver to each other Designating Stockholder a written notice (a "First Offer Notice of Sale") of its intention to so convert such shares of Class B Common Stock (the "First Offer Shares"). The Converting Stockholder shall not convert any of its shares of Class B Common Stock to Class A Common Stock unless and until it has delivered a First Offer Notice of Sale with respect to such shares to such other Designating Stockholders pursuant to this Section 3.4 and otherwise complied with the provisions of this Section 3.4 (except as expressly permitted pursuant to Section 3.5(c) or Section 3.6). The First Offer Notice of Sale shall contain the Converting Stockholder's offer to sell the First Offer Shares to such other Designating Stockholders at a price per share equal to the Market Price as of the date of the First Offer Notice of Sale (which price shall, unless otherwise agreed by the Converting Stockholder and the Designating Stockholders accepting such offer, be payable in cash). As used in this

Section 3.4, the "Qualifying First Offer Amount" means, with respect to any First Offer Notice of Sale, the amount, if any, by which the number of First Offer Shares specified in such First Offer Notice of Sale exceeds two percent of the number of shares of Common Stock outstanding at the time such First Offer Notice of Sale is delivered (or such lesser amount as may be specified in the First Offer Notice of Sale or as may otherwise be agreed to by the Converting Stockholder).

                               (i)    If a Designating Stockholder desires
to accept all or any portion of the offer set forth in a First Offer Notice of Sale, such Designating Stockholder (a "First Offer Electing Stockholder") shall, within ten Business Days of receipt of such First Offer Notice of Sale, notify the Converting Stockholder of its intention to acquire First Offer Shares and the number of such shares it desires to acquire, and deliver a copy of such notice to each other Designating Stockholder.

                               (ii)    If, after giving effect to any
amendment to any First Offer Electing Stockholder's notice pursuant to Section 3.4(a)(iii), the First Offer Electing Stockholders desire to acquire, in the aggregate, either (x) all the First Offer Shares, or (y) a number of First Offer Shares that is not more than the Qualifying First Offer Amount, then the First Offer Electing Stockholders shall have the right to acquire, in the case of clause (x), all the First Offer Shares or, in the case of clause (y), the number of shares that the First Offer Electing Stockholders desire to acquire (such shares that the First Offer Electing Stockholders have the right to acquire, the "Allocable First Offer Shares"), allocated among them as follows (or in such other manner as the First Offer Electing Stockholders may agree):

                                       (A)    the Allocable First Offer Shares
shall be allocated among the First Offer Electing Stockholders pro rata (based on the number of shares of Class B Common Stock owned by each of them) until all of the Allocable First Offer Shares have been allocated or any First Offer Electing Stockholder has been allocated the number of First Offer Shares that it desires to acquire, as specified in its notice to the Converting Stockholder, as it may have been amended pursuant to Section 3.4(a)(iii);

                                       (B)    if all Allocable First Offer
Shares are not allocated pursuant to paragraph (A) or any prior application of this paragraph (B), any Allocable First Offer Shares that were not allocated pursuant to paragraph (A) or any prior application of this paragraph (B) shall be allocated among the First Offer Electing Stockholders (other than any First Offer Electing Stockholder that has been allocated the number of First Offer Shares that it desires to acquire, as specified in its notice to the Converting Stockholder, as it may have been amended pursuant to Section 3.4(a)(iii)) pro rata (based on the number of shares of Class B Common Stock owned by each of them); and

                                       (C)    if all Allocable First Offer
Shares are not allocated pursuant to paragraph (A) and any prior application of paragraph (B), any Allocable First Offer Shares that were not allocated pursuant to paragraph (A) and any prior application of paragraph (B) shall be allocated by continuing to apply paragraph (B) as required.

                               (iii)   If the First Offer Electing
Stockholders desire to acquire, in the aggregate, less than all of the First Offer Shares, then the Converting Stockholder shall so notify the First Offer Electing Stockholders and:

                                       (A)    subject to Section
3.4(a)(iii)(B), each First Offer Electing Stockholder shall have the right, by written notice sent to the Converting Stockholder (with a copy of such notice to each other Designating Stockholder) within five days after its receipt of the notice from the Converting Stockholder pursuant to this Section 3.4(a)(iii) to amend the notice it delivered pursuant to 3.4(a)(i) to increase or decrease the number of First Offer Shares that it desires to purchase;

                                       (B)    notwithstanding Section
3.4(a)(iii)(A), no notice by any First Offer Electing Stockholder pursuant to this Section 3.4(a)(iii) shall constitute an amendment of the notice it delivered pursuant to 3.4(a)(i) if the number of shares that the First Offer Electing Stockholders originally desired to acquire, in the aggregate, as specified in their notices pursuant to 3.4(a)(i) was less than or equal to the Qualifying First Offer Amount and the number of shares that the First Offer Electing Stockholders subsequently desired to acquire, in the aggregate, as specified in their notices as proposed to be amended pursuant to this Section 3.4(a)(iii), was greater than the Qualifying First Offer Amount but less than all the First Offer Shares; if this Section 3.4(a)(iii)(B) applies, the First Offer Electing Stockholders shall have the right to acquire the number of shares that the First Offer Electing Stockholders originally desired to acquire, allocated among them in accordance with Section 3.4(a)(ii);

                                       (C)    if, after giving effect to any
amendment to any First Offer Electing Stockholder's notice pursuant to this
Section 3.4(a)(iii), the First Offer Electing Stockholders desire to acquire, in the aggregate, either (x) all the First Offer Shares, or (y) a number of First Offer Shares that is not more than the Qualifying First Offer Amount, then the First Offer Electing Stockholders shall have the right to acquire, in the case of clause (x), all the First Offer Shares or, in the case of clause
(y), the number of shares that the First Offer Electing Stockholders desire to acquire, allocated among them in accordance with Section 3.4(a)(ii);

                                       (D)    if, after giving effect to any
amendment to any First Offer Electing Stockholder's notice pursuant to this
Section 3.4(a)(iii) (but subject to Section 3.4(a)(iii)(B)), the First Offer Electing Stockholders desire to acquire, in the aggregate, a number of First Offer Shares that is greater than the Qualifying First Offer Amount but less than all the First Offer Shares, then the Converting Stockholder's offer of the First Offer Shares shall be deemed rejected in full as of the last day for a First Offer Electing Stockholder to amend its notice pursuant to this Section 3.4(a)(iii); and

                                       (E)    if, after giving effect to any
amendment to any First Offer Electing Stockholder's notice pursuant to this
Section 3.4(a)(iii), the First Offer Electing Stockholders desire to acquire, in the aggregate, a number of First Offer Shares that is less than or equal to the Qualifying First Offer Amount, then the Converting Stockholder's offer of the First Offer Shares shall be deemed accepted as to the number of First Offer Shares that the First Offer Electing Stockholders desire to acquire (and the First Offer Electing Stockholders shall have the right to acquire such shares as provided in Section 3.4(a)(iii)(C)) and shall be deemed rejected with respect to that portion of the First Offer Shares that exceeds the number of First Offer Shares that the First Offer Electing Stockholders desire to acquire as of the last day for a First Offer Electing Stockholder to amend its notice pursuant to this Section 3.4(a)(iii).

                               (iv)  Notwithstanding the foregoing
provisions of this Section 3.4(a), the allocation of Allocable First Offer Shares among the First Offer Electing Stockholders shall be subject to Section 3.7(a).

                        (b) If (i) the Converting Stockholder's offer of the First Offer Shares is rejected (in whole or in part) as provided in Section 3.4(a), or (ii) the purchase of the First Offer Shares is not consummated within the period set forth in Section 3.7(b) for any reason other than a breach by the Converting Stockholder of any of its covenants, representations or warranties that are a condition to consummation of such purchase, then, beginning on the date that the Converting Stockholder's offer of the First Offer Shares is deemed rejected or the day following the last day of the period set forth in Section 3.7(b), as applicable (such applicable date, the "Free-to-Convert Date"), the Converting Stockholder shall have the right to convert the First Offer Shares with respect to which the Converting Stockholder's offer was rejected or the First Offer Shares that were not purchased within the period set forth in Section 3.7(b), as applicable (such First Offer Shares, the "Free-to-Convert Shares"), to shares of Class A Common Stock at any time prior to the later of (i) the ninetieth day after the Free-to-Convert Date, or (ii) if prior to or within ten Business Days after the Free-to-Convert Date the Converting Stockholder either delivers a Demand Notice pursuant to Section 4.1 or submits a written request in response to a Company Notice pursuant to Section 4.1 with respect to the registration of the shares of Class A Common Stock into which the Free-to-Convert Shares may be converted, either (A) the date on which the registration statement filed by the Company with respect to such shares of Class A Common Stock becomes effective or (B) the date on which such registration statement is withdrawn, as applicable. If the Converting Stockholder does not convert the Free-to-Convert Shares into shares Class A Common Stock during the applicable period, the procedure set forth above with respect to the First Offer Notice of Sale shall be repeated with respect to any subsequent proposed conversion of shares of Class B Common

Stock to shares of Class A Common Stock by the Converting Stockholder.

                 3.5    Right of First Refusal.

                        (a) If a Consenting Stockholder (a "Selling Stockholder") or its Parent or other Controlled Affiliate shall receive at any time a bona fide offer in writing, which the Selling Stockholder or its Parent or other Controlled Affiliate proposes to accept (a "Third Party Offer"), from a third party (the "Third Party Offeror") to acquire all or part of its shares of Class B Common Stock (the "First Refusal Shares") or to effect an Indirect Transfer (in which case the "First Refusal Shares" shall be all the shares of Class B Common Stock owned by the Selling Stockholder), the Selling Stockholder shall deliver to each other Designating Stockholder (the "First Refusal Stockholders") a notice (a "First Refusal Notice of Sale") containing a copy of the Third Party Offer, the identity of the Third Party Offeror and an offer to sell the First Refusal Shares to the First Refusal Stockholders on the following terms: (i) if the Third Party Offer contemplates a purchase of the First Refusal Shares by the Third Party Offeror for consideration consisting solely of cash, then the Selling Stockholder's offer shall be to sell the First Refusal Shares for cash in an amount equal to the purchase price specified in, and otherwise on the terms and conditions contained in, the Third Party Offer, and (ii) if the Third Party Offer contemplates an acquisition of the First Refusal Shares by the Third Party Offeror for consideration any portion of which is not cash or if the Third Party Offer contemplates an Indirect Transfer, then the Selling Stockholder's offer shall be to sell the First Refusal Shares for cash in an amount equal to the fair market value of the First Refusal Shares (as determined pursuant to Section 3.5(d)) and otherwise on the terms and conditions contained in the Third Party Offer. The First Refusal Notice of Sale shall specify the price at which the First Refusal Shares are offered, as provided in the preceding sentence. No Consenting Stockholder shall sell or assign, or offer to sell or assign, or otherwise dispose of any of its shares of Class B Common Stock (other than a disposition pursuant to Section 3.3, 3.4 or 3.6) or permit an Indirect Transfer to occur with respect to such Consenting Stockholder (other than pursuant to Section 3.1(c)(i)), unless and until such Consenting Stockholder has delivered a First Refusal Notice of Sale with respect to such shares to the First Refusal Stockholders pursuant to this
Section 3.5 and otherwise complied with the provisions of this Section 3.5.
The First Refusal Stockholders shall enter into an appropriate confidentiality agreement reasonably requested by the Selling Stockholder with respect to the Third Party Offer.

                               (i)    If a First Refusal Stockholder desires
to accept all or any portion of the offer set forth in a First Refusal Notice of Sale as to any part of the First Refusal Shares, such First Refusal Stockholder (a "First Refusal Electing Stockholder") shall, within ten Business Days of receipt of such First Refusal Notice of Sale, notify the Selling Stockholder of its intention to acquire First Refusal Shares and the number of such shares it desires to acquire, and deliver a copy of such notice to each other First Refusal Stockholder.

                               (ii)    If the First Refusal Electing
Stockholders desire to acquire, in the aggregate, all of the First Refusal Shares, then the First Refusal Electing Stockholders shall have the right to acquire all the First Refusal Shares, allocated among them as follows (or in such other manner as the First Refusal Electing Stockholders may agree):

                                       (A)    the First Refusal Shares shall
be allocated among the First Refusal Electing Stockholders pro rata (based on the number of shares of Class B Common Stock owned by each of them) until all of the First Refusal Shares have been allocated or any First Refusal Electing Stockholder has been allocated the number of First Refusal Shares that it desires to acquire, as specified in its notice to the Selling Stockholder, as it may have been amended pursuant to Section 3.5(a)(iii);

                                       (B)    if all First Refusal Shares are
not allocated pursuant to paragraph (A) or any prior application of this paragraph (B), any First Refusal Shares that were not allocated pursuant to paragraph (A) or any prior application of this paragraph (B) shall be allocated among the First Refusal Electing Stockholders (other than any First Refusal Electing Stockholder that has been allocated the number of First Refusal Shares that it desires to acquire, as specified in its notice to the Selling Stockholder, as it may have been amended pursuant to

Section 3.5(a)(iii)) pro rata (based on the number of shares of Class B Common Stock owned by each of them); and

                                       (C)    if all First Refusal Shares are
not allocated pursuant to paragraph (A) and any prior application of paragraph
(B), any First Refusal Shares that were not allocated pursuant to paragraph (A) and any prior application of paragraph (B) shall be allocated by continuing to apply paragraph (B) as required.

                               (iii)   If the First Refusal Electing
Stockholders desire to acquire, in the aggregate, less than all of the First Refusal Shares, then the Selling Stockholder shall so notify the First Refusal Electing Stockholders and:

                                       (A)    each First Refusal Electing
Stockholder shall have the right, by written notice sent to the Selling Stockholder (with a copy of such notice to each other Designating Stockholder) within five days after its receipt of the notice from the Selling Stockholder pursuant to this Section 3.5(a)(iii) to amend its notice to increase the number of First Refusal Shares that it desires to purchase;

                                       (B)    if, after giving effect to any
amendment to any First Refusal Electing Stockholder's notice pursuant to this
Section 3.5(a)(iii), the First Refusal Electing Stockholders desire to acquire, in the aggregate, all of the First Refusal Shares, then the First Refusal Electing Stockholders shall have the right to acquire all the First Refusal Shares, allocated among them in accordance with Section 3.5(a)(ii); and

                                       (C)    if, after giving effect to any
amendment to any First Refusal Electing Stockholder's notice pursuant to this
Section 3.5(a)(iii), the First Refusal Electing Stockholders desire to acquire, in the aggregate, less than all of the First Refusal Shares, then the Selling Stockholder's offer of the First Refusal Shares shall be deemed rejected as of the last day for a First Refusal Electing Stockholder to amend its notice pursuant to this Section 3.5(a)(iii).

                               (iv)    Notwithstanding the foregoing
provisions of this Section 3.5(a), the allocation of the First

Refusal Shares among the First Refusal Electing Stockholders shall be subject to Section 3.7(a).

                         (b)   If (i) the Selling Stockholder's offer of the
First Refusal Shares is rejected as provided in Section 3.5(a), or (ii) the purchase of the First Refusal Shares is not consummated within the period set forth in Section 3.7(b) for any reason other than a breach by the Selling Stockholder of any of its covenants, representations or warranties that are a condition to consummation of such purchase, then the Selling Stockholder shall have the right, at any time during the sixty-day period beginning on the date that the Seller Stockholder's offer of the First Refusal Shares is deemed rejected or the day following the last day of the period set forth in Section 3.7(b), as applicable, to enter into a binding agreement to sell all of the First Refusal Shares to the Third Party Offeror, or to effect the Indirect Transfer contemplated by the Third Party Offer, as applicable, in either case on terms and conditions no less favorable in the aggregate to the Selling Stockholder (and, in the case of an Indirect Transfer, its Parent) than those set forth in the Third Party Offer, and thereafter (within the period specified below in this Section 3.5(b)) to sell all of the First Refusal Shares to the Third Party Offeror or effect the Indirect Transfer, as applicable, pursuant to such agreement. The Selling Stockholder shall, as promptly as practicable and prior to the closing of such sale or Indirect Transfer, provide to the First Refusal Stockholders a copy of the agreement for the sale of the First Refusal Shares so as to permit the First Refusal Stockholders to confirm for themselves that the terms and conditions of such sale are not less favorable in the aggregate to the Selling Stockholder (and, in the case of an Indirect Transfer, its Parent) than those set forth in the Third Party Offer. If the Selling Stockholder does not enter into such an agreement during such sixty-day period, or does not close the sale thereunder within the period provided in Section 3.7(b), the procedure set forth above with respect to the First Refusal Notice of Sale shall be repeated with respect to any subsequent proposed sale, assignment or other disposition of shares of Common Stock by the Selling Stockholder.

                         (c)    If the First Refusal Shares include a
sufficient number of shares of Class B Common Stock to entitle the holder thereof to designate at least one Agreed Nominee under

Section 2.1, then the Selling Stockholder shall have the right to sell to the Third Party Offeror such shares of Class B Common Stock or permit the Indirect Transfer, as applicable, without converting such shares to Class A Common Stock so long as (i) in the case of a sale of the First Refusal Shares, the Third Party Offeror assumes the obligations of the Selling Stockholder under this Agreement and, if it is then in effect, the Supplemental Agreement with respect to such shares and becomes a party to this Agreement and, if it is then in effect, the Supplemental Agreement, and (ii) in the case of an Indirect Transfer, the Third Party Offeror, upon taking control of the Selling Stockholder, causes the Selling Stockholder to confirm in writing the continuing validity and effectiveness of its obligations under this Agreement and the Supplemental Agreement. If the First Refusal Shares do not include a sufficient number of shares of Class B Common Stock to entitle the holder thereof to designate at least one Agreed Nominee under Section 2.1, or if the Third Party Offeror refuses to become a party to this Agreement or, if it is then in effect, the Supplemental Agreement, then the Selling Stockholder shall, prior to transferring the First Refusal Shares to the Third Party Offeror or effecting the Indirect Transfer, as applicable, convert all shares of Class B Common Stock included in the First Refusal Shares to Class A Common Stock and shall not have the right to sell Class B Common Stock to the Third Party Offeror or to permit the Indirect Transfer while the Selling Stockholder holds shares of Class B Common Stock. The conversion of shares of Class B Common Stock to Class A Common Stock pursuant to the foregoing sentence shall not be subject to the provisions of Section 3.3, 3.4 or 3.6. If the Third Party Offeror receives only shares of Class A Common Stock, then it shall not be required to become a party to this Agreement and shall not become a party to this Agreement except as provided in the following sentence. If the Third Party Offeror receives only shares of Class A Common Stock and such shares represent at least five percent of the number of shares of Common Stock then outstanding, then it shall have the right, at its option, to become a party to this Agreement.

                         (d)    Before submitting a First Refusal Notice of
Sale pursuant to Section 3.5(a) in response to a Third Party Offer that contemplates (i) a sale of the First Refusal Shares in conjunction with other assets, (ii) an acquisition of the First Refusal Shares by the Third Party Offeror for consideration any portion of which is not cash or (iii) an Indirect Transfer, the Selling Stockholder and the other Designating Stockholders shall cause (A) if the Third Party Offer contemplates a sale of the First Refusal Shares in conjunction with other assets, the total consideration specified in the Third Party Offer to be allocated between the First Refusal Shares and such other assets, (B) if the Third Party Offer contemplates an acquisition of the First Refusal Shares by the Third Party Offeror for consideration any portion of which is not cash or if the Third Party Offer contemplates an Indirect Transfer, the fair market value of the First Refusal Shares to be determined, in each case pursuant to this Section 3.5(d):

                                (i)    The Selling Stockholder shall deliver
to each other Designating Stockholder a notice stating that the Selling Stockholder intends to deliver a First Refusal Notice of Sale to which this
Section 3.5(d) applies and identifying an appraiser (the "First Appraiser") who has been retained by the Selling Stockholder to allocate the total consideration specified in the Third Party Offer or to conduct an appraisal of the First Refusal Shares, as applicable, pursuant to this Section 3.5(d). Within ten Business Days after its receipt of the Selling Stockholder's notice pursuant to the preceding sentence, the Designating Stockholder (other than the Selling Stockholder) that, together with its Controlled Affiliates, owns the greatest number of shares of Class B Common Stock, shall send a notice to the Selling Stockholder and the other Designating Stockholders identifying a second appraiser (the "Second Appraiser") who shall be retained by the Selling Stockholder to make such allocation or conduct such appraisal, as applicable, pursuant to this Section 3.5(d).

                                (ii)    The First Appraiser and the Second
Appraiser shall submit their independent determinations of the amount of consideration allocable to the First Refusal Shares or the fair market value of the First Refusal Shares, as applicable, within thirty days after the date on which the Second Appraiser is retained. If the respective determinations of the First Appraiser and the Second Appraiser vary by less than ten percent of the higher determination, the amount of consideration allocable to the First Refusal Shares or the fair market value of the First Refusal Shares, as applicable, for purposes of Section 3.5(a), shall be the average of the two determinations.

                                (iii)    If the respective determinations of
the First Appraiser and the Second Appraiser vary by ten percent or more of the higher determination, the two Appraisers shall promptly designate a third appraiser (the "Third Appraiser"), who shall be retained by the Selling Stockholder to make an allocation or conduct an appraisal pursuant to this
Section 3.5(d). The First Appraiser and the Second Appraiser shall be instructed not to, and no party to this Agreement or any Controlled Affiliate of any party to this Agreement shall, provide any information to the Third Appraiser as to the determinations of the First Appraiser and the Second Appraiser or otherwise influence the Third Appraiser's determination in any way. The Third Appraiser shall submit its determination of the amount of consideration allocable to the First Refusal Shares or the fair market value of the First Refusal Shares, as applicable, within thirty days after the date on which the Third Appraiser is retained. If a Third Appraiser is retained, the amount of consideration allocable to the First Refusal Shares or the fair market value of the First Refusal Shares, as applicable, for purposes of
Section 3.5(a), shall equal the average of the two closest of the three determinations, except that, if the difference between the highest and middle determinations is no more than 105% and no less than 95% of the difference between the middle and lowest determinations, then the amount of consideration allocable to the First Refusal Shares or the fair market value of the First Refusal Shares, as applicable, for purposes of Section 3.5(a), shall equal the middle determination.

                                (iv)    Any appraiser retained pursuant to
this Section 3.5(d) shall be nationally recognized as being qualified and experienced in the appraisal of assets comparable to the First Refusal Shares and, if applicable, any other assets proposed to be sold pursuant to the Third Party Offer and shall not be an Affiliate of any party to this Agreement. All fees and expenses of any appraiser retained pursuant to this Section 3.5(d) shall be paid by the Selling Stockholder.

                                (v)    In determining the fair market value
of the First Refusal Shares, if applicable, each appraiser retained pursuant to this Section 3.5(d) shall: (A) assume that the fair market value of the applicable asset is the price at which the asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and each having reasonable knowledge of all relevant facts; (B) assume that the applicable asset would be sold for cash; and (C) use valuation techniques then prevailing in the relevant industry.

                 3.6    Pre-IPO Right of First Offer.

                        (a) If the Company's initial Public Offering has not been consummated by September 30, 1996, then each Consenting Stockholder shall have the right, at any time thereafter but prior to the consummation of a Public Offering (the "Pre-IPO Period"), to deliver to the other Designating Stockholders a notice (a "Pre-IPO Notice of Sale" and, together with the First Offer Notice of Sale and the First Refusal Notice of Sale, the "Notices of Sale") of such Consenting Stockholder's intention to sell, assign or otherwise dispose of the shares of Class A Common Stock into which all or part of its shares of Class B Common Stock may be converted (the "Pre-IPO Offered Shares," and, together with the First Offer Shares and the First Refusal Shares, the "Offered Shares"). Such Consenting Stockholder (the "Pre-IPO Offeror") shall not sell or assign, or offer to sell or assign, or otherwise dispose of any of its shares of Class B Common Stock (other than a disposition pursuant to Section 3.3, 3.4 or 3.5), or convert such shares into shares of Class A Common Stock, unless and until it has delivered a Pre-IPO Notice of Sale with respect to such shares to the other Designating Stockholders pursuant to this Section
3.6 and otherwise complied with the provisions of this Section 3.6. Such Pre-IPO Notice of Sale shall contain the Pre-IPO Offeror's offer to sell the Pre-IPO Offered Shares to the other Designating Stockholders, and shall specify the terms and conditions of such sale, including the number of Pre-IPO Offered Shares and the price per Pre-IPO Offered Share (which price shall, unless otherwise agreed by the Pre-IPO Offeror and the Designating Stockholders accepting such offer, be payable in cash).

                                (i)    If any of the other Designating
Stockholders desires to accept all or any portion of the offer set forth in a Pre-IPO Notice of Sale, such Designating Stockholder (a "Pre-IPO Electing Stockholder" and, together with the First Offer Electing Stockholders and the First Refusal Electing Stockholders, the "Electing Stockholders") shall, within ten Business Days of receipt of such Pre-IPO Notice of Sale, notify the Pre-IPO Offeror of its intention to acquire Pre-IPO Offered Shares and the number of such shares it desires to acquire, and deliver a copy of such notice to each other Designating Stockholder.

                                (ii)    If the Pre-IPO Electing Stockholders
desire to acquire, in the aggregate, all of the Pre-IPO Offered Shares, then the Pre-IPO Electing Stockholders shall have the right to acquire all the Pre-IPO Offered Shares, allocated among them as follows (or in such other manner as the Pre-IPO Electing Stockholders may agree):

                                        (A)    the Pre-IPO Offered Shares shall
be allocated among the Pre-IPO Electing Stockholders pro rata (based on the number of shares of Class B Common Stock owned by each of them) until all of the Pre-IPO Offered Shares have been allocated or any Pre-IPO Electing Stockholder has been allocated the number of Pre-IPO Offered Shares that it desires to acquire, as specified in its notice to the Pre-IPO Offeror, as it may have been amended pursuant to Section 3.6(a)(iii);

                                        (B)    if all Pre-IPO Offered Shares
are not allocated pursuant to paragraph (A) or any prior application of this paragraph (B), any Pre-IPO Offered Shares that were not allocated pursuant to paragraph (A) or any prior application of this paragraph (B) shall be allocated among the Pre-IPO Electing Stockholders (other than any Pre-IPO Electing Stockholder that has been allocated the number of Pre-IPO Offered Shares that it desires to acquire, as specified in its notice to the Pre-IPO Offeror, as it may have been amended pursuant to Section 3.6(a)(iii)) pro rata (based on the number of shares of Class B Common Stock owned by each of them); and

                                        (C)    if all Pre-IPO Offered Shares
are not allocated pursuant to paragraph (A) and any prior application of paragraph (B), any Pre-IPO Offered Shares that were not allocated pursuant to paragraph (A) and any prior application of paragraph (B) shall be allocated by continuing to apply paragraph (B) as required.

                                (iii)   If the Pre-IPO Electing Stockholders
desire to acquire, in the aggregate, less than all of the Pre-IPO

Offered Shares, then the Pre-IPO Offeror shall so notify the Pre-IPO Electing Stockholders and:

                                        (A)    each Pre-IPO Electing
Stockholder shall have the right, by written notice sent to the Pre-IPO Offeror (with a copy of such notice to each other Designating Stockholder) within five days after its receipt of the notice from the Pre-IPO Offeror pursuant to this
Section 3.6(a)(iii) to amend its notice to increase the number of Pre-IPO Offered Shares that it desires to purchase;

                                        (B)    if, after giving effect to any
amendment to any Pre-IPO Electing Stockholder's notice pursuant to this Section 3.6(a)(iii), the Pre-IPO Electing Stockholders desire to acquire, in the aggregate, all of the Pre-IPO Offered Shares, then the Pre-IPO Electing Stockholders shall have the right to acquire all the Pre-IPO Offered Shares, allocated among them in accordance with Section 3.6(a)(ii); and

                                        (C)    if, after giving effect to any
amendment to any Pre-IPO Electing Stockholder's notice pursuant to this Section 3.6(a)(iii), the Pre-IPO Electing Stockholders desire to acquire, in the aggregate, less than all of the Pre-IPO Offered Shares, then the Pre-IPO Offeror's offer of the Pre-IPO Offered Shares shall be deemed rejected as of the last day for a Pre-IPO Electing Stockholder to amend its notice pursuant to this Section 3.6(a)(iii).

                                (iv)    Notwithstanding the foregoing
provisions of this Section 3.6(a), the allocation of the Pre-IPO Offered Shares among the Pre-IPO Electing Stockholders shall be subject to Section 3.7(a).

                         (b)    If (i) the Pre-IPO Offeror's offer of the
Pre-IPO Offered Shares is rejected as provided in Section 3.6(a), or (ii) the purchase of the Pre-IPO Offered Shares is not consummated within the period set forth in Section 3.7(b) for any reason other than a breach by the Pre-IPO Offeror of any of its covenants, representations or warranties that are a condition to consummation of such purchase, then the Pre-IPO Offeror shall have the right, at any time during the sixty-day period beginning on the date that the Pre-IPO Offeror's offer of the Pre-IPO Offered Shares is deemed rejected or the day following the last day of the period set forth in Section 3.7(b), as applicable, to convert all Class B Common Stock included in the Pre-IPO Offered Shares to Class A Common Stock and to enter into a binding agreement to sell all of such shares of Class A Common Stock to a third party on terms and conditions no less favorable in the aggregate to the Pre-IPO Offeror than those set forth in the Pre-IPO Notice of Sale and thereafter (within the period specified below in this Section 3.6(b)) to sell all of such shares of Class A Common Stock to such third party pursuant to such agreement. In no event shall the Pre-IPO Offeror have the right to transfer any shares of Class B Common Stock pursuant to this Section
3.6 except to the Pre-IPO Electing Stockholders. The Pre-IPO Offeror shall, as promptly as practicable and prior to the closing of such sale, provide to the other Designating Stockholders a copy of the agreement for the sale of the Pre-IPO Offered Shares so as to permit the Designating Stockholders to confirm for themselves that the terms and conditions of such sale are not less favorable in the aggregate to the Pre-IPO Offeror than those set forth in the Pre-IPO Notice of Sale. If the Pre-IPO Offeror does not enter into such an agreement during such sixty-day period, or does not close the sale thereunder within sixty days after the execution of such an agreement (subject to extension for a maximum of 180 additional days to the extent required to obtain all required governmental, regulatory and other third party consents and approvals), the procedure set forth above with respect to the Pre-IPO Notice of Sale shall be repeated with respect to any subsequent proposed sale, assignment or other disposition of shares of Common Stock by such Pre-IPO Offeror during the Pre-IPO Period.

                         (c)    If, during the sixty-day period after the
expiration of the relevant period set forth in Section 3.6(b), the Pre-IPO Offeror receives a bona fide offer in writing from any third party to purchase only a part of the shares of Class A Common Stock into which the Pre-IPO Offered Shares may be converted or to purchase all of the shares of Class A Common Stock into which the Pre-IPO Offered Shares may be converted on terms and conditions less favorable in the aggregate to the Pre-IPO Offeror than those set forth in the Pre-IPO Notice of Sale, and the Pre-IPO Offeror desires to accept such offer, the Pre-IPO Offeror shall give notice of the terms of such offer to the other Designating Stockholders and the procedure set forth above with respect to the initial Pre-IPO Notice of Sale shall be repeated with respect to such offer.

                 3.7 Terms and Conditions of Sales Pursuant to Sections 3.4, 3.5 and 3.6.

                          (a)    The acquisition by any Electing Stockholder
(the "Excess Shares Stockholder"), as a result of its election to exercise rights granted pursuant to Section 3.4(a), 3.5(a) or 3.6(a), of any shares of Class B Common Stock (the "Excess Shares") which, when added to the shares of Class B Common Stock held by such Electing Stockholder immediately prior to such election, would cause its percentage of the total outstanding Class B Common Stock to exceed 49% shall be subject to the application of this Section 3.7(a). If, in connection with any offer made pursuant to Section 3.4(a), 3.5(a) or 3.6(a), any Electing Stockholder would, but for the application of this Section 3.7(a), have the right to acquire Excess Shares, then (i) the Excess Shares Stockholder shall have the right to acquire that number of Excess Shares which, when added to the shares of Class B Common Stock held by the Excess Shares Stockholder immediately prior to such election, would cause its percentage of the total outstanding Class B Common Stock to equal 49% and (ii) each Electing Stockholder other than the Excess Shares Stockholder shall have the right to acquire its pro rata portion (based on the number of shares of Class B Common Stock owned by it and the number of shares of Class B Common Stock owned by all such Electing Stockholders other than the Excess Shares Stockholder), or such other portion as such other Electing Stockholders may agree among themselves, of the remaining Excess Shares; provided, however, that if there are two Excess Shares Stockholders in connection with any election to exercise rights granted pursuant to Section 3.4(a), 3.5(a) or 3.6(a), then each Excess Shares Stockholder shall have the right to acquire that number of Excess Shares which, when added to the shares of Class B Common Stock held by such Excess Shares Stockholder immediately prior to such election, would cause its percentage of the total outstanding Class B Common Stock to equal 49% and any remaining Excess Shares shall be split equally between such Excess Shares Stockholders. Each Excess Shares Stockholder shall have the right to acquire any portion of the Excess Shares which the other Electing Stockholders have not agreed to acquire.

                          (b)    Any purchase and sale of Common Stock pursuant
to Section 3.4, 3.5 or 3.6 shall be subject to the following terms and conditions:

                                 (i)    the selling Consenting Stockholder
shall represent and warrant that the buying Consenting Stockholders will receive good and valid title to the Offered Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as set forth in this Agreement and except for governmental, regulatory and other third party consents and approvals required for transfers of shares of Common Stock generally;

                                 (ii)   closing of the purchase and sale
shall be subject to the satisfaction of following conditions:

                                        (A)    all applicable waiting periods
under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, shall have expired or been terminated;

                                        (B)    all governmental approvals and
other third party consents expressly required with respect to the transactions to be consummated at such closing shall have been obtained, to the extent the failure to obtain such approvals or consents would prevent the Converting Stockholder, the Selling Stockholder or the Pre-IPO Offeror, as the case may be, from performing any of its material obligations under the transaction documents or would result in any materially adverse change in, or materially adverse effect on, the business, assets, results of operations, financial condition or prospects of the Company and the Persons controlled by the Company taken as a whole;

                                        (C)    there shall be no preliminary or
permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the consummation of the transactions to be consummated at such closing;

                                        (D)    the representation and warranty
of the Converting Stockholder, the Selling Stockholder or the Pre-IPO Offeror, as the case may be, contemplated by clause (i) of this sentence shall be true and correct at the closing of such sale with the same force and effect as if then made; and

                               (iii)    The closing of any purchase and sale
of Common Stock pursuant to Section 3.4, 3.5 or 3.6 shall take place as promptly as practicable, but in any event within sixty days after the acceptance of the applicable offer, subject to extension for a maximum of one hundred eighty additional days to the extent required to obtain all required governmental, regulatory and other third party consents and approvals.

                        (c) In furtherance of the rights set forth in Sections 3.4, 3.5 and 3.6, the Company agrees that, on reasonable notice following the delivery of a Notice of Sale, at reasonable times and without interfering with the business or operations of the Company, it will assist the Converting Stockholder, the Selling Stockholder or the Pre-IPO Offeror, as the case may be, in obtaining all necessary consents to any disposition of the Offered Shares.

                 3.8    Transferee Consenting Stockholders.

                        (a) A Consenting Stockholder shall remain a Consenting Stockholder for so long as it owns any Class B Common Stock regardless of the percentage of Class B Common Stock it may own from time to time. Any transferee of a Consenting Stockholder required to become a party to this Agreement pursuant to Section 3.3 or Section 3.5(c) of this Agreement shall become a Consenting Stockholder by delivering to the Company (which shall promptly send notice thereof to the Consenting Stockholders) a counterpart signature page to this Agreement and, if it is then in effect, the Supplemental Agreement. No further action by the Company or the Consenting Stockholders shall be required for such person to become a party to this Agreement. Following any Indirect Transfer permitted by this Agreement, the Consenting Stockholder with respect to which such Indirect Transfer has occurred shall confirm to the other Consenting Stockholders in writing the continuing validity and effectiveness of its obligations under this Agreement and, if it is then in effect, the Supplemental Agreement.

                        (b)    If TCI Communications, Inc. elects in
accordance with Section 3.4(a) of the Reorganization Agreement to cause shares of Class B Common Stock allocable to the Viacom Interests (as defined in the Reorganization Agreement) to be issued to a Subsidiary of TCI Communications, Inc. other than TCI Teleport, Inc., such Subsidiary shall become a party to this Agreement and shall become a Consenting Stockholder by delivering to the Company (which shall promptly send notice thereof to the Consenting Stockholders) a counterpart signature page to this Agreement and, if it is then in effect, the Supplemental Agreement.

                 3.9 Continental Waiver. Continental agrees to consent to any request for a waiver from the transfer restrictions contained in this
Section 3 which is requested by Consenting Stockholders that hold at least fifty percent of the outstanding shares of Class B Common Stock held by Consenting Stockholders other than Continental, so long as Continental is offered the same opportunity either (as determined by the Consenting Stockholders that made such request):

                        (a) to participate in the transfer for which such waiver is requested on a pro rata basis (based on the ratio that the number of shares of Class B Common Stock subject to such request bears to the total number of shares of Class B Common Stock held by all Consenting Stockholders other than Continental), and on the same terms and conditions, as the proposed transferor or transferors with respect to which such request is made; or

                        (b) to receive cash in exchange for shares of Class B Common Stock in an amount equal to the fair market value of the consideration that Continental would have been entitled to receive upon the transfer of a like number of shares of Class B Common Stock had Continental participated in the transfer for which such waiver is requested on a pro rata basis as described in Section 3.9(a); for purposes of this Section 3.9(b), if the transferors in a transaction with respect to which such a request is made contribute their shares of Class B Common Stock to an entity and receive capital contribution credit therefor in an amount determined by arms' length negotiations between the transferors and one or more Persons that are not Affiliates of the transferors, then the fair market value of the consideration received by the transferors with respect to such contribution shall be equal to the amount of such capital contribution credit and the fair market value of the consideration that Continental would have been entitled to receive had it participated in the transaction shall be proportionate to that received by the transferors (based on the relative numbers of shares of Class B Common Stock involved).

                 3.10 Cooperation. Each Consenting Stockholder shall use commercially reasonable efforts to cooperate with any transferring Consenting Stockholder in connection with its efforts to transfer any interest in its Common Stock in accordance with the provisions of this Section 3, including making qualified personnel available for attending hearings and meetings respecting any consents, approvals and authorizations required for such transfer and, at the request of the transferring Consenting Stockholder, making all filings with, and giving all notices to, third parties and governmental authorities that may be necessary or reasonably required to be made or given by such of the Consenting Stockholders in order to effect the contemplated transfers. Subject to the other provisions of this Section, no Consenting Stockholder shall take any action to delay, impair or impede the receipt of any required consents, approvals or authorizations. "Commercially reasonable efforts" as used in this Section shall not require any party to undertake extraordinary or unreasonable measures to obtain any consents, approvals or other authorizations, including requiring such party to make any material expenditures (other than normal filing fees or the like) or to accept any material changes in the terms of the contract, license or other instrument for which a consent, approval or authorization is sought.

SECTION 4               REGISTRATION RIGHTS

                 4.1    Demand Registrations.

                        (a) Requests for Registration. At any time after the date which is six moafter the closing of the Company's initial Public Offering, any stockholder of the Company which is a party to this Agreement (an "Eligible Holder") may request that the Company effect the registration under the Securities Act of all or part of its shares of Class A Common Stock (including shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by it) for sale in the manner specified in such request. A stockholder that previously owned shares of Class B Common Stock but ceased to be a Consenting Stockholder upon the conversion of its shares of Class B Common Stock to shares of Class A Common Stock shall continue to be a party to this Agreement so long as it owns any shares of Class A Common Stock and therefore shall be an Eligible Holder. Such request shall be made by furnishing written notice thereof (a "Demand Notice") to the Company, setting forth the number of shares of Class A Common Stock requested to be registered and such Eligible Holder's preferred method of distribution. Within ten days after receipt of any Demand Notice, the Company shall give written notice of such Demand Notice to all other Eligible Holders. Following receipt of a Demand Notice from the Company (the "Company Notice"), each such other Eligible Holder may give the Company a written request to register any or all of such Eligible Holder's Class A Common Stock (including shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by it) in the registration described in the Company Notice, provided that such written request is given within fifteen days after the date on which the Company Notice is given (with such request stating (i) the number of shares of Class A Common Stock to be so included, (ii) such other Eligible Holder's preferred method of distribution of such shares and (iii) any other information that the Company Notice reasonably requests be included in such notice from such Eligible Holder). All registrations requested pursuant to this Section 4.1(a) are referred to herein as "Demand Registrations." The Company shall not be required to effect a Demand Registration unless the aggregate number of shares of Class A Common Stock demanded to be so registered is at least two percent of the number of shares of Common Stock then outstanding (the "Minimum Condition"). If the Minimum Condition is met, then, subject to Sections 4.1(b), 4.1(c) and 4.1(f) below, the Company shall, as soon as practicable, file with the SEC and use all commercially reasonable efforts to cause to become effective as promptly as practicable, a Registration Statement which shall cover the shares of Class A Common Stock requested to be registered pursuant to such Demand Notices.

                        (b) Number of Demand Registrations. Once a Demand Registration has been effected, the Company shall not be obligated to register Class A Common Stock pursuant to another Demand Registration prior to the expiration of twelve months from the date on which the previous Demand Registration was declared effective; provided, however, that a registration will not count as a Demand Registration unless it has become effective, and such effectiveness has been maintained under the Securities Act (and not subject to any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason) for the period specified in Section 4.3(b). Each Eligible Holder may, before any Registration Statement becomes effective, withdraw its shares of Class A Common Stock from inclusion therein if the terms of the proposed distribution are not satisfactory to such Eligible Holder. If after giving effect to such withdrawal or withdrawals of shares from a Demand Registration the Minimum Condition would no longer be satisfied, then such Registration Statement shall be withdrawn. A registration that is withdrawn at the request of the Eligible Holders that demanded such Demand Registration will not count as a Demand Registration.

                        (c) Restrictions on Registrations. The Company may postpone for up to three months after its receipt of a Demand Notice the filing of a registration statement for a Demand Registration if the Company reasonably believes that such Demand Registration would have a material adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any financing, acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other significant transaction and notifies the Eligible Holders in writing of such postponement; provided that the Company shall have the right to so postpone such filing or effectiveness only one time during any period of twelve consecutive months; and provided, further, that the three-month limitation contained above in this Section 4.1(c) and the limitation contained in the first proviso to this Section 4.1(c) shall not apply if the shares proposed to be registered by the Eligible Holder furnishing the applicable Demand Notice could then be sold without restrictions (including any volume limitation) under the Securities Act.

                        (d)    Underwriting.

                               (i)    Subject to Section 4.1(e), the
distribution of the Class A Common Stock covered by the Demand Registration shall be effected by means of a firm commitment underwriting, and the right of any Eligible Holder to registration pursuant to this Section 4 shall be conditioned upon such Eligible Holders' participation in such underwriting and the inclusion of such Eligible Holder's Class A Common Stock in the underwriting (unless otherwise mutually agreed by a majority in interest of the other Eligible Holders) to the extent provided herein. The Company (together with all Eligible Holders proposing to distribute their Class A Common Stock through such underwriting) shall enter into an underwriting agreement in customary form with a managing underwriter of nationally recognized standing selected for such underwriting by the Company with the approval of the Eligible Holder that has included the largest number of shares in the Demand Registration, such approval not to be withheld unreasonably. No Eligible Holder may participate in any Demand Registration unless such Eligible Holder (A) agrees to sell its Class A Common Stock on the basis provided in such underwriting agreement and (B) completes and executes all questionnaires, powers of attorney, indemnities and other documents required under the terms of such underwriting agreement.

                               (ii)    Notwithstanding any other provision
of this Section 4, if the managing underwriter advises the Company and the Eligible Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter may exclude shares requested to be included in such Demand Registration. The number of shares of Class A Common Stock that may be included in the Demand Registration and underwriting shall be allocated among the Eligible Holders who have requested registration in accordance with the provisions of Section 4.1(f). No Class A Common Stock excluded from the underwriting by reason of the managing underwriter's marketing limitation shall be included in such Demand Registration.

                               (iii)    If any Eligible Holder participating
in a Demand Registration disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the other Eligible Holders. If by such withdrawal a greater number of shares of Class A Common Stock held by other Eligible Holders may be included in such Demand Registration (up to the maximum of any limitation imposed by the managing underwriter), then the Company shall offer to all Eligible Holders participating in the

Demand Registration the right to include additional shares of Class A Common Stock, which additional shares shall be allocated among the Eligible Holders who have requested registration in accordance with the provisions of Section 4.1(f).

                        (e) Shelf Registration. If at the time of a Demand Notice, the Company is eligible to file a registration statement on Form S-3 (or any equivalent successor form), then Eligible Holders who hold at least 51% of the shares of Class A Common Stock which are to be included in a Demand Registration may request that the Demand Registration be effected pursuant to a shelf registration under Rule 415 of the Securities Act; provided, however, that (i) if the Company shall reasonably determine, after consultation with an independent investment banking firm of nationally recognized standing, that such method of distribution would adversely affect the public market for the Class A Common Stock, then the Company shall not be obligated to effect the Demand Registration pursuant to such method of distribution, and (ii) during the term of any such shelf registration, the Company may require from time to time that the Eligible Holders refrain from selling pursuant to such registration statement under the circumstances, in the manner and for the time period described in Section 4.1(c).

                        (f) Allocation among Eligible Holders. If the managing underwriter imposes a limit on the number of shares of Class A Common Stock to be included in the Demand Registration, then each Eligible Holder shall have the right to include in such Demand Registration up to its pro rata share (based on the ratio that the number of shares of Class A Common Stock proposed to be sold by it bears to the total number of shares of Class A Common Stock proposed to be sold by all Eligible Holders who have elected to participate in the Demand Registration) of the maximum number of shares permitted by the managing underwriter to be included in the Demand Registration (the "Maximum Amount"); provided, however, that, if and to the extent that Continental is then subject to a regulatory requirement as a result of the U S West Transaction that it reduce or eliminate its investment in the Company, during the period ending on the date which is thirty months after the date of the Company's initial Public Offering, Continental shall have the right (to the extent it has elected to participate in such Demand Registration) to include in the Demand Registration up to one-half of the Maximum Amount, and the balance of the Maximum Amount shall be allocated among the other participating Eligible Holders pro rata as provided in the main clause of this sentence; and provided, further, that, if and to the extent that Continental is then subject to a regulatory requirement as a result of the U S West Transaction that it reduce or eliminate its investment in the Company, during the twelve-month period commencing on the date which is thirty months after the date of the Company's initial Public Offering, Continental shall have the right (to the extent it has elected to participate in such Demand Registration) to include in the Demand Registration all of the Maximum Amount, and any portion of the Maximum Amount that exceeds the number of shares that Continental elects to include in the Demand Registration shall be allocated among the other participating Eligible Holders pro rata as provided in the main clause of this sentence.

                        (g)    Inclusion of Shares by Company.  If the
managing underwriter has not limited the number of shares of Class A Common Stock to be underwritten or if the number of shares which the Eligible Holders have requested to be registered is less than the Maximum Amount, then the Company may include securities for its own account or for the account of others in such Demand Registration if the managing underwriter so agrees and if the number of shares of Class A Common Stock held by Eligible Holders which would otherwise have been included in such Demand Registration and underwriting will not thereby be limited. The inclusion of such shares shall be on the same terms as the registration of shares held by the Eligible Holders. In the event that the managing underwriter excludes some of the securities to be registered, the securities to be sold for the account of the Company and any other holders shall be excluded in their entirety prior to the exclusion of any shares of Class A Common Stock of the Eligible Holders.

                 4.2 Lockup Agreements. Each Eligible Holder agrees not to effect any public sale or other distribution of Class A Common Stock during the seven days prior to the effective date of any Public Offering or Demand Registration or during the ninety-day period beginning on such effective date (except in either case as part of such Demand Registration and except that Continental shall not be prohibited from effecting any such public sale or other distribution during such period after the effective date of a Public Offering not being made pursuant to a

Demand Registration if it is required to sell within such period by any regulatory requirement resulting from the U S West Transaction), unless the managing underwriter otherwise agrees. The Company agrees not to effect any public sale or other distribution of Class A Common Stock during the seven days prior to the effective date of any Demand Registration or during the ninety-day period beginning on such effective date (except in either case as part of such Demand Registration or pursuant to registrations on Form S-8 or any successor form), unless the managing underwriter otherwise agrees.

                 4.3 Registration Procedures. Whenever the Company is obligated by the provisions of this Agreement to effect a registration of any shares of Class A Common Stock under the Securities Act, the Company shall use commercially reasonable efforts to effect such registration and the sale of the shares of Class A Common Stock covered thereby in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

                        (a) prepare and file with the SEC a registration statement with respect to such shares and use all commercially reasonable efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed ninety days;

                        (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the sooner to occur of the sale of all such shares or the ninetieth day following the effective date of such registration statement and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

                        (c) furnish to each Eligible Holder participating in such Demand Registration and the underwriters such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller or underwriters may reasonably request in order to facilitate the sale of the shares being sold;

                        (d) use all reasonable efforts to register or qualify the shares being sold under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the shares owned by such seller; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) conform its capitalization or the composition of its assets to the securities or blue sky laws of such jurisdictions or (iii) consent to general service of process in any such jurisdiction;

                        (e)    cause all such shares to be listed or
authorized for quotation on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed or quoted;

                        (f) notify each seller of such shares, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                        (g) notify each seller of such shares of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

                        (h) prepare and file with the SEC, promptly upon the request of any seller of such shares, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel selected by the holders of a majority of the shares being registered, is required under the Securities Act in connection with the distribution of shares by such seller;

                        (i) prepare and promptly file with the SEC each amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and

                        (j) advise each seller of such shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

                 4.4 Expenses. Each Eligible Holder that participates in a Demand Registration (including a Demand Registration that is withdrawn prior to becoming effective) shall pay all underwriting discounts and commissions and any transfer taxes attributable to the sale of such Eligible Holder's shares, the fees and expenses of counsel for such Eligible Holder, any other out-of-pocket expenses of such Eligible Holder incurred in connection with its participation in such Demand Registration and its pro rata share (based on the ratio that the number of shares of Class A Common Stock to be sold by it bears to the total number of shares of Class A Common Stock to be sold by all Eligible Holders who have elected to participate in the Demand Registration) of any out-of-pocket expenses incurred by the Company in connection with such Demand Registration.

                 4.5 Preparation of Registration Statement. Each Eligible Holder agrees to furnish to the Company such written information concerning such Eligible Holder as may reasonably be requested by the Company which is necessary in connection with any Demand Registration.

                 4.6    Indemnification.

                        (a) In the event that the Company effects a registration of any shares owned by an Eligible Holder, such Eligible Holder shall indemnify and hold the Company, and each of its directors and officers and each person, if any, who controls the Company within the meaning of the federal securities laws (the "Company Indemnified Parties") harmless against all losses, liabilities and expenses of any nature whatsoever which the Company Indemnified Parties may incur as a result of or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement filed by the Company (including any prospectus contained in such registration statement and any post-effective amendment or supplement thereto) or as a result of or arising out of or based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, which untrue statement or omission or alleged untrue statement or omission was made in such registration statement (including any prospectus contained in such registration statement and any post-effective amendment or supplement thereto) in reliance upon and in conformity with information furnished in writing by or behalf of such Eligible Holder for inclusion therein; provided, however, that such Eligible Holder shall not be liable to the extent that the losses, liabilities or expenses arise out of or are based upon (i) the use by the Company or another Eligible Holder of any prospectus after such time as the obligation of the Company to keep the same effective and current has expired or (ii) the use by the Company or another Eligible Holder of any prospectus after such time as such Eligible Holder has advised the Company that the filing of a post-effective amendment or supplement thereto is required with respect to any information contained in such prospectus concerning such Eligible Holder, except such prospectus as so amended or supplemented.

                        (b) In the event that the Company effects a registration of any shares owned by an Eligible Holder, the Company shall indemnify and hold such Eligible Holder, and each of its directors and officers and each person, if any, who controls the Eligible Holder within the meaning of the federal securities laws (the "Stockholder Indemnified Parties") harmless against all losses, liabilities and expenses of any nature whatsoever which such Stockholder Indemnified Parties may incur as a result of or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement filed by the Company (including any prospectus contained in such registration statement and any post-effective amendment or supplement thereto) or as a result of or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that the Company will not be liable in any such case to the extent that the losses, liabilities or expenses arise out of or are based upon (i) any untrue statement or omission or alleged untrue statement or omission made in such registration statement (including any prospectus contained in such registration statement and any post-effective amendment or supplement thereto) in reliance upon and in conformity with information furnished in writing by or on behalf of such Eligible Holder to the Company for inclusion therein in connection therewith,
(ii) the use of any prospectus after such time as the obligation of the Company to keep the same effective and current has expired, or (iii) the use of any prospectus after such time as the Company has advised the Eligible Holder that the filing of a post-effective amendment or supplement thereto is required, except such prospectus as so amended or supplemented.

                        (c) With respect to the indemnities provided above in this Section 4.6, an indemnified party shall, with respect to any claim made against such indemnified party, notify the indemnifying party in writing of the nature of the claim as soon as practicable but not more than ten days after the indemnified party shall have received notice of the assertion thereof before any court or governmental authority. The failure by an indemnified party to give notice as provided in the foregoing sentence shall not relieve the indemnifying party of its obligations under this section except to the extent that the failure results in the failure of actual notice to the indemnifying party and the indemnifying party is damaged solely as a result of the failure to give notice. Upon receipt of notice by an indemnifying party from an indemnified party of the assertion of any such claim, the indemnifying party shall employ counsel reasonably acceptable to the indemnified party and shall assume the defense of such claim. The indemnified party shall have the right to employ separate counsel and to participate in (but not control) any such action, but the fees and expenses of such counsel shall be the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized by the indemnifying party, (ii) the indemnified party shall have been advised by its counsel in writing that there is a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying party shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of such counsel shall be at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of an action effected without its written consent (which consent shall not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such action.

SECTION 5               ADDITIONAL AGREEMENTS

                 5.1    Confidentiality.

                        (a) Each Consenting Stockholder agrees that it will not, directly or indirectly, without the prior written consent of the Company, use or disclose to any person, firm or corporation, any information, trade secrets, confidential customer information, technical data or know-how relating to the products, processes, methods, equipment or business practices of the Company or any of its Subsidiaries, except (a) to the extent any of the foregoing is or becomes available to the public other than as a result of disclosure by such Consenting Stockholder or any of its Affiliates or the directors, officers, employees, agents, advisors and controlling persons of it or any of its Affiliates, (b) as necessary to effect a transaction under and in compliance with Section 3 or 4, (c) as may be required by law and (d) as any Consenting Stockholder may disclose to its lenders, rating agencies and business, legal and financial advisors. In the event any Consenting Stockholder is required by applicable law or regulation or by legal process to disclose any of the foregoing, it will provide the Company and other Consenting Stockholders with prompt notice thereof to enable them to seek an appropriate protective order. The covenants made by a Consenting Stockholder in this Section 5.1 shall continue to apply for a period of two years after such Consenting Stockholder ceases to be a Consenting Stockholder.

                        (b)    At any time that the Continental Merger
Agreement or any other agreement with respect to a U S West Transaction is in effect, and at any time after the consummation of the U S West Transaction, the Company shall not provide to Continental, and Continental shall not request from the Company, any strategic or confidential information about the Company or any of its Subsidiaries or Affiliates (other than annual and quarterly financial statements prepared by the Company); provided, however, that, notwithstanding this Section 5.1(b), a director of the Company who was an Agreed Nominee designated by the Consenting Stockholder Group that includes Continental shall be entitled to receive any information that is furnished to the directors of the Company (in their capacities as directors of the Company) to the extent that a director of a Delaware corporation is entitled to such information under the General Corporation Law of Delaware.

                 5.2 Issuance of Additional Class B Common Stock. Without the consent of each Designating Stockholder, the Company shall not issue any additional shares of Class B Common Stock other than shares of Class B Common Stock issued:

                        (a)    in connection with a stock split;

                        (b) as a stock dividend with respect to issued and outstanding shares of Class B Common Stock; or

                        (c)   pursuant to Section 3.4(a) of the
Reorganization Agreement.

                 5.3 Voting on Scope of Business Limitations. Continental agrees that, so long as it holds any Class B Common Stock, it will vote in favor of, or consent to, any proposal submitted for a vote of the holders of the Class B Common Stock pursuant to Article IV.B.2.c of the Certificate of Incorporation, if it is requested to do so by holders of a majority of the shares of Class B Common Stock held by Consenting Stockholders other than Continental.

SECTION 6               MISCELLANEOUS

                 6.1 Expiration and Termination. This Agreement (other than any provision for which a different term is specified) shall terminate if and when the aggregate voting power of the Class B Common Stock represents less than 30% of the aggregate voting power of all the outstanding Common Stock.

                 6.2 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the preceding sentence, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company without the prior written consent of all of the Consenting Stockholders, or by any other party except as expressly provided herein.

                 6.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered by hand, by telecopier device (confirmed by hand delivery or overnight courier service) or by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

                 Teleport Communications Group Inc.
                 Two Teleport Drive, Suite 301
                 Staten Island, NY  10311-1011
                 Attention:       Robert Annunziata, Chairman and Chief
                                  Executive Officer
                                  (with a copy similarly addressed to the
                                  attention of the Teleport Communications Group
                                  Inc. Legal Department)

with copies to each other Consenting Stockholder and to:

                 Kevin F. Reed, Esq.
                 Dow, Lohnes & Albertson

                 1200 New Hampshire Ave., N.W., Suite 800
                 Washington, DC  20036-6802

if to Cox Teleport Partners, Inc., to:

                 Cox Teleport Partners, Inc.
                 c/o Cox Enterprises, Inc.
                 1400 Lake Hearn Drive
                 Atlanta, GA  30319
                 Attention:       John R. Dillon
                                  Senior Vice President and Chief Financial
                                  Officer

with copies to:

                 Andrew A. Merdek, Esq.
                 Vice President, Legal Affairs
                 Cox Enterprises, Inc.
                 1400 Lake Hearn Drive
                 Atlanta, GA  30319

                          and

                 David D. Wild, Esq.
                 Dow, Lohnes & Albertson
                 1200 New Hampshire Ave., N.W., Suite 800
                 Washington, DC  20036-6802

if to TCI Teleport, Inc., to:

                 TCI Teleport, Inc.
                 Tele-Communications, Inc.
                 5619 DTC Parkway
                 Englewood, CO  80111-3000
                 Attention:       Gerald W. Gaines
                                  (with a copy similarly addressed to the
                                  attention of the Tele-Communications,
                                  Inc. Legal Department)

with a copy to:

                 Elizabeth M. Markowski, Esq.
                 Baker & Botts, L.L.P.

                 599 Lexington Avenue
                 29th Floor
                 New York, New York  10022-6030

if to Comcast Teleport, Inc., to:

                 Comcast Teleport, Inc.
                 1500 Market Street
                 Philadelphia, PA  19102-2148
                 Attention:       General Counsel

if to Continental, to:

                 Continental Teleport, Inc.
                 c/o Continental Cablevision, Inc.
                 The Pilot House
                 Lewis Wharf
                 Boston, MA  02110
                 Attention:       Ronald H. Cooper

with copies to:

                 Howard B. Homonoff, Esq.
                 Director of Corporate Legal Affairs
                 Continental Cablevision, Inc.
                 The Pilot House
                 Lewis Wharf
                 Boston, MA  02110

                          and

                 Patrick K. Miehe, Esq.
                 Sullivan & Worcester
                 One Post Office Square
                 Boston, MA  02109

                 6.4 Entire Agreement. As of the date hereof, this Agreement, together with the Supplemental Agreement and the Reorganization Agreement, represents the entire understanding of the parties with reference to the matters set forth herein. This Agreement supersedes, from and after the date hereof with respect to all periods commencing on or after the date hereof, the Amended and Restated Stockholders' Agreement dated as of May 5,

1993, as amended, among the Company and the Consenting Stockholders, and all prior negotiations, discussions, correspondence, communications and prior agreements among the parties relating to the subject matter herein. Neither the Company nor any Consenting Stockholder shall have any rights after the date of this Agreement under the Amended and Restated Stockholders' Agreement dated as of May 5, 1993, as amended.

                 6.5 Amendment and Waiver. Subject to Section 3.8, this Agreement may not be amended or modified in any respect except by an instrument in writing signed by all of the parties hereto. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition contained herein may be waived by the party or parties entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                 6.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to its laws pertaining to conflicts of law) applicable to contracts executed in and to be performed entirely in such state.

                 6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

                 6.8    Consent to Jurisdiction; Specific Performance.

                        (a) Each Consenting Stockholder hereby irrevocably submits to the non-exclusive jurisdiction of any

Delaware State or Federal court in any action or proceeding arising out of or relating to this Agreement, and each Consenting Stockholder hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Delaware State or Federal court. Each Consenting Stockholder hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

                        (b) Nothing in this Section 6.8 shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party or its property in the courts of any other jurisdictions. The consents to jurisdiction set forth in this Section 6.8 shall not constitute general consents to service of process in the State of Delaware, shall have no effect for any purpose except as provided in this Section 6.8 and shall not be deemed to confer rights on any Person other than the parties to this Agreement.

                        (c) Without intending to limit the remedies available to any of the parties hereto, each of the parties hereto acknowledges and agrees that a violation by such party of any term of this Agreement will cause the other parties hereto irreparable injury for which an adequate remedy at law is not available. Therefore, the parties hereto agree that each such party shall be entitled to an injunction, restraining order or other form of equitable relief from any court of competent jurisdiction restraining any other party hereto from committing any breach or threatened breach of, or otherwise specifically to enforce, any provision of this Agreement.

                 6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.

                 6.10 Headings. The section headings used in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any term or provision of this Agreement.

                 IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders' Agreement as of the date and year first above written.

                                              TELEPORT COMMUNICATIONS GROUP INC.



                                              By:
                                                 ---------------------------
                                              Name:
                                                   -------------------------
                                              Title:
                                                    ------------------------

                                              COX TELEPORT PARTNERS, INC.



                                              By:
                                                 ---------------------------
                                              Name:
                                                   -------------------------
                                              Title:
                                                    ------------------------


                                              TCI TELEPORT, INC.



                                              By:
                                                 ---------------------------
                                              Name:
                                                   -------------------------
                                              Title:
                                                    ------------------------


                                              COMCAST TELEPORT, INC.



                                              By:
                                                 ---------------------------
                                              Name:
                                                   -------------------------
                                              Title:
                                                    ------------------------


                                              CONTINENTAL TELEPORT, INC.



                                              By:
                                                 ---------------------------
                                              Name:
                                                   -------------------------
                                              Title:
                                                    ------------------------